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                                  EXHIBIT 21.1


                      List of Subsidiaries and Affiliates


Wholly-owned subsidiaries:

Microtune (LP), L.L.C.
Microtune (GP), L.L.C.

Indirectly-owned subsidiaries:

Microtune (Texas), L.P.
HMTF Acquisition (Bermuda), Ltd.
Microtune GmbH & Co. KG
HMTF Erste Beteiligungs GmbH
Microtune Verwaltungs GmbH
Microtune RF Technologies (Phils), Inc.
NSF RF Technologies Corporation
Microtune (Taiwan), Ltd.
Microtune (Korea), Ltd.
Microtune (Hong Kong), Ltd.
Transilica, Inc.
Transilica Japan Inc.
Transilica Singapore Pte. Ltd.
Transilica Pacific Inc.
Microtune (Holland) Holding B.V. f/k/a SPaSE Holding B.V.
Microtune (Holland) B.V. f/k/a SPaSE B.V.